Exhibit 6.18

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (the “Agreement”), dated as of June 28th, 2021 (the “Effective Date”), is entered into by and between CasperLabs Holdings AG, a Swiss company with an address of Seestrasse 5, 6300 Zug, Switzerland (“Company”) and Robot Cache US, Inc., a Delaware corporation located at 5910 Pacific Center Blvd., Suite 300, San Diego, Ca. 92121 (“Partner”, and together with Company, the “Parties” and each, a “Party”).

WHEREAS, Company originally developed the codebase for the CASPER Blockchain Network which is a decentralized blockchain and smart contracting platform that scales for real-world usage and simplifies experiences for developers and end users; and

AND WHEREAS, the Parties desire to collaborate on Partner building certain application(s) on the Casper Blockchain Network (the “Project”).

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Nature of the Collaboration

Company and Partner agree to use their good faith, reasonable efforts to engage in mutually beneficial collaboration in support of the Project as set out in Exhibit A (Description of technical partnership and responsibilities) and Exhibit B (Description of initiatives around PR and co-marketing).

2. Publicity

The Parties will mutually agree on a joint public announcement of this Agreement and, with the written approval of the other Party, each Party may reference this Agreement and the other Party’s name/logo in their respective marketing materials including websites. Upon the request of any Party, the other Party shall promptly cease and remove any such references to the Agreement and use of the other Party’s name/logo.

3. General

3.1 Non-Binding Provisions. Other than with respect to Section 2 and this Section 3, it is expressly understood that this Agreement is a non-binding expression of interest of the Parties to collaborate and does not create any legally binding obligation on either Party.

3.2 Termination. Either Party may terminate this Agreement for any reason, at any time, by providing written notice to the other Party, without prejudice to accrued rights and obligations.

3.3 Limitation of Liability. In no event will either Party (or any of its affiliates) be liable for any indirect, incidental, exemplary, punitive, or consequential damages of any kind arising out of or in connection with this Agreement and/or any related services or deliverables.

3.4 Costs and Expenses. Each Party shall be responsible for all of its costs and expenses associated with pursuing this Agreement, including without limitation the performance of its obligations under this Agreement.

3.5 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, to the exclusion of the principles of conflicts of laws thereof. Any dispute, controversy or claim arising out of or in relation to this Agreement or future non-contractual claims including the validity, invalidity, enforceability, interpretation, execution, breach, modification or termination thereof, shall be submitted to the exclusive jurisdiction of the courts of the Canton of Zug.

3.6 No Third-Party Beneficiaries. Nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Agreement.

3.7 No Assignment. Neither this Agreement, nor any rights or obligations hereunder may be assigned, delegated or conveyed by any Party without the prior written consent of the other Party.

3.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed in a legally binding manner as of the Effective Date.

COMPANY

By:	/s/ Mrinal Manohar
Name:	Mrinal Manohar
Title:	CEO

By:	/s/ Daniel Marfurt
Name:	Daniel Marfurt
Title:	CFO

ROBOT CACHE US, INC.

By:	/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	CEO

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EXHIBIT A

(Description of technical partnership and responsibilities)

CasperLabs agrees to:

1.	Robot Cache is currently a node operator and validator on the Casper Network, CasperLabs will delegate 100,000,000 CSPR from CasperLabs treasury tokens to Robot Cache’s node. RobotCache will earn staking rewards on that portion of treasury tokens.
2.	CasperLabs will provide RobotCache with infrastructural and engineering support as to help migrate RobotCache to proof of stake (Casper).

RobotCache agrees to:

1.	Explore opportunity to use the CasperLabs blockchain for sales transactions on their platform
2.	Create the right incentives, promotions and communication to the gamers to earn CSPR that RobotCache earns from their staking rewards.
3.	RobotCache to utilize the Casper Network to migrate to proof of stake.
4.	Robot Cache to explore the feasibility of implementing a wallet development and integration so RobotCache users can hold CSPR tokens directly on the RobotCache platform.

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EXHIBIT B

(Description of initiatives around PR and co-marketing)

RobotCache is willing to allocate necessary inhouse marketing resources to co-promote each phase of the collaboration in coordination with CasperLabs.

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